Exhibit 99.2

Lord Leonard Steinberg, Founder of Stanley Leisure Ltd.agrees to become Chairman of the Board of Electronic Game Card, Inc.

On June 6, 2008, Lord Steinberg filed as a 5 percent owner of Electronic Game Card, Inc.

NEW YORK, NY/LONDON, ENGLAND - June 6, 2008 - Electronic Game Card, Inc. (OTCBB: EGMI) ("EGC"), announced today that Lord Leonard Steinberg has agreed to join the Board of Directors as Chairman.

Lord Steinberg is one of Britain's most successful businessmen and one of the most well known personalities in the gaming industry. He founded Stanley Leisure in Belfast in 1958 with one licensed betting shop. Stanley Leisure plc became the largest casino operator and fourth largest retail bookmaker with 600 shops in the United Kingdom.

In 2005 Stanley sold its retail bookmaking operations for £504m (approx $1billion) and returned £327m (approximately $650million) to shareholders. In 2006, Stanley then sold the 45 casinos to Genting International for approximately $1.3billion

During Lord Steinberg's tenure, Stanley Leisure grew both organically and through acquisition. In the last five years as publicly quoted company Stanley Leisure generated total shareholder returns at a compound annual growth of more than 25 per cent.

The acquired businesses were cultivated by adding seasoned management, structural renovations, synergistic business-lines, and improved locations. Some acquired businesses were relocated into special purpose built facilities, such as the Circus Casino Birmingham Star City, which is the largest casino in the United Kingdom.

In addition to his highly successful business career, Lord Steinberg was made a Conservative Life Peer in 2004 and is an active member of the House of Lords in the United Kingdom. He is a well known philanthropist and is a member of the Board of Directors of Medgenics, a U.S. incorporated biopharmaceutical company, L Sports Investments Ltd., Stanley Bet Holdings Ltd., and Stanley Bet Overseas Investments Ltd.

Commenting on Lord Steinberg's involvement, a company spokesperson said, "It is with great pleasure that we will welcome Lord Steinberg to our Board of Directors as its Chairman. His highly successful career is reflective of his business acumen and drive to achieve excellence in whatever he undertakes. . Lord Steinberg's experience is well suited to meet, and exceed the strategic vision of EGMI as it expands in international markets and pursues further market share gains with superior, well positioned products." the spokesperson continued, "We believe that the fact that an accomplished business leader of Lord Steinberg's caliber has agreed to become chairman of the company is validation of the company's business. In addition, as the company enters the next stage of its development having an accomplished Chairman with a track record of large public company leadership will be invaluable. We especially welcome his leadership in the selection process for new members of the company's management." Lord Steinberg commented, "Electronic Game Card is an innovative product that addresses an extremely large potential market. I am a strong believer in this technology and have thus recently purchased in excess of 5 percent of the stock in the open market. With the addition of my established contact base and business and industry experience I believe that this company has extremely exciting prospects and I look forward to taking the company and the product range to the next level"

In addition to Lord Steinberg, the Electronic Game Card, Inc. Board of Directors has also nominated Eugene Christiansen and Anna Houssels to serve as non executive directors. Mr. Christiansen has been active as an executive and consultant to the commercial gambling and entertainment industries since 1976 through New York based Christiansen Capital Advisors. Mr. Christiansen has conducted studies of the economics, taxation, financial structure, and regulation of casino gaming, pari-mutuel wagering, and lotteries, and has counseled Manhattan and Washington, D.C. law firms in legal proceedings regarding gaming issues. Mr. Christiansen is the author of numerous articles dealing with casinos, horse racing, greyhound racing, jai alai, off-track betting, lotteries and related activities in trade, professional, and academic publications. He prepares authoritative statistical reports that are widely used domestically and abroad recognized throughout the world as the most comprehensive and authoritative description of the gambling industries of the U.S. Mr. Christiansen has co-authored an influential academic study of gambling, The Business of Risk: Commercial Gambling in Mainstream America (University Press of Kansas, 1985), and is a member of the advisory boards of the National Council on Problem Gambling and the Institute for the Study of Gambling and Commercial Gaming at the University of Nevada, Reno.

Ms. Houssels is currently Vice President of VIP Sales for CityCenter in Las Vegas, an $8 billion mixed use real estate project developed as a joint venture between MGM Mirage and Dubai World. In this capacity she focuses on expanding the sales network through VIP customers and referrals, and liaising with MGM MIRAGE key executives plus international and domestic casino marketing teams. Her responsibilities include leading event sales nationally and internationally, and developing new sales leads through "business to business" channels, as well as professional and social personal network associations.

Prior to Las Vegas CityCenter, Ms Houssels worked for The Mark Company and RLM West Luxury Real Estate in California as well as Ezra International Realty in Las Vegas. Her experience also includes buying, renovating, and selling luxury high rises in Australia and the United States. She most recently owned and operated Houssels Properties; a Las Vegas real estate firm specialized in selling exclusive residences, many of them high rises, to local and a large international network.

Contact
Yvonne L. Zappulla
Managing Director
Grannus Financial Advisors, Inc.
212-681-4108
yvonne@grannusfinancial.com

or

Roger Holdom
Electronic Game Card, Inc.
+44 207 451 2480
investor.relations@electronicgamecard.com

About Electronic Game Card, Inc.
Electronic Game Card, Inc., (OTCBB: EGMI), develops, produces and markets innovative games to the promotional industry worldwide, casino and lottery. The Company's lead product is the Electronic GameCard™, a unique credit card-sized pocket game combining patent-pending proprietary technology of interactive capability with "instant win" excitement. The "Electronic GameCard" can be programmed to suit a variety of gaming and promotion applications.

EGMI's client base is across the $100 billion global market of, sales promotion, gaming and casinos, Indian gaming and state and national lotteries markets. EGMI develops sales and marketing relationships with agents globally and has a technology licensing agreement with a major lottery focused US listed corporation. For further information please visit www.electronicgamecard.com

In February 2008, Electronic GameCard™ received Gaming Laboratory International approval for security and product robustness. In July 2005, the Public Gaming Research Institute (PGRI) named the Electronic GameCard™ as a 2005 Lottery Product of the Year.

Certain statements in this news release may constitute "forward-looking" statements within the meaning of section 21E of the Securities and Exchange Act of 1934. The Company believes that its expectations, as expressed in these statements are based on reasonable assumptions regarding the risks and uncertainties inherent in achieving those expectations. These statements are not, however, guarantees of future performance and actual results may differ materially. Risk factors are listed in the most recent Annual Report on Form 10-KSB and Quarterly Report on Form 10-QSB filed with the Securities and Exchange Commission.